Exhibit 99

    BRE PROPERTIES DECLARES COMMON AND PREFERRED DIVIDENDS; INCREASES COMMON
                        DIVIDEND 2.5% TO $0.50 PER SHARE

    SAN FRANCISCO, Feb. 24 /PRNewswire-FirstCall/ -- BRE Properties, Inc. (NYSE:
BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending March 31, 2005. All common and preferred dividends will be payable on Thursday, March 31, 2005 to shareholders of record on March 16, 2005.

    The board approved a 2.5% increase for the first quarter 2005 common dividend to $0.50 per share. The quarterly dividend payment is equivalent to $2.00 per share on an annualized basis, and represents a yield of approximately 5.1% on yesterday's closing price of $39.00 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

    The 8.08% Series B dividend is $0.505 per share; the 6.75% Series C dividend is $0.421875 per share. The first quarterly payment on the 6.75% Series D dividend is $0.421875 per share, plus a payment of $0.1078 per share for 23 days outstanding in December 2004, for a total of $0.529688 per share.

    About BRE Properties
    BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 85 apartment communities totaling 24,198 units in California, Arizona, Washington, Utah and Colorado. The company currently has eight other properties in various stages of development and construction, totaling 2,051 units, and joint venture interests in two additional apartment communities, totaling 488 units.

SOURCE  BRE Properties, Inc.
    -0-                             02/24/2005
    /CONTACT: investors, Edward F. Lange, Jr., +1-415-445-6559, or media, Thomas E. Mierzwinski, +1-415-445-6525, both for BRE Properties, Inc./
    /FCMN Contact: tmierzwinski@breproperties.com /
    /Web site:  http://www.breproperties.com /
    (BRE)